UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C.  20549



                           FORM 15


CERTIFICATION  AND  NOTICE  OF TERMINATION  OF  REGISTRATION
UNDER  SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF  1934
OR  SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.



                       Commission  File Number 333-06609-01
                                               333-06609-02



                    Sprint Spectrum L.P.
            Sprint Spectrum Finance Corporation
 (Exact name of registrants as specified in their charters)


6160 Sprint Parkway, Overland Park, Kansas  66251  (800) 829-0965
     (Address, including zip code, and telephone number, including area code, or registrants' principal executive offices)


                 11% Senior Notes due 2006
            12 1/2% Senior Discount Notes due 2006
  (Title of each class of securities covered by this Form)


                            None
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)           Rule 12h-3(b)(1)(i)     X
     Rule 12g-4(a)(1)(ii)          Rule 12h-3(b)(1)(ii)
     Rule 12g-4(a)(2)(i)           Rule 12h-3(b)(2)(i)
     Rule 12g-4(a)(2)(ii)          Rule 12h-3(b)(2)(ii)
                                   Rule 15d-6


      Approximate  number of holders of  record  as  of  the
certification or notice date:          0

     Pursuant to the requirements of the Securities Exchange Act of 1934, Sprint Spectrum L.P. and Sprint Spectrum Finance Corporation have caused this certification/notice to be signed on their behalf by the undersigned duly authorized person.


Date: October 5, 2001              By: /s/ Michael T. Hyde
                                       Michael T. Hyde, Assistant Secretary